[LASERGATE SYSTEMS, INC. LETTERHEAD]



October 30, 1997



RBB Bank Aktiengesellschaft
Attn:  Mr. Herbert Strauss
Burgring 16, 8010 Graz
Austria

Dear Herbert:

By signing in the space below, and returning a copy of this letter by fax, you confirm your agreement that in consideration of Lasergate System Inc's (LSi) acceptance of your subscription to purchase 7,500 shares of Series G Convertible Preferred Stock at a total price of seven million five hundred thousand dollars ($7,500,000 U.S.) upon LSi's election in writing on or before midnight EST November 6, 1997, you will cause the holders of seven thousand nine hundred forty-five (7,945) shares of the issued and outstanding Series F Convertible Preferred Stock, to sell such stock to LSi for a total price of six million dollars ($6,000,000 U.S.) payable to RBB Bank Aktiengesellschaft against delivery of the shares.

Sincerely,


/s/ Jacqueline E. Soechtig
--------------------------
Jacqueline E. Soechtig
Chairman, CEO, President


Agreed:

RBB Bank Aktiengesellschaft

By: /s/ Herbert Strauss
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      Herbert Strauss                                      Date

      Head Trader
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         Title